July 19, 2005


Mail Stop 6010



Robert J. Laikin, Chairman and Chief Executive Officer
Brightpoint Inc.
501 Airtech Parkway
Plainfield, Indiana 46168


Via U S Mail and FAX [(317)707-2513]


Re:	Brightpoint Inc.
	Form 10-K for the fiscal year ended December 31, 2004
			and Amendments Number 1 and 2
	Form 10-Q for the fiscal quarter ended March 31 2005
	File No.  1-12845


Dear Mr. Laikin:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant


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